Exhibit 99.1

F & M BANK CORP. ANNOUNCES COMPLETION OF RIGHTS OFFERING

TIMBERVILLE, VA—March 18, 2011—F & M Bank Corp. (OTCBB: FMBM) (the “Company”), parent company of Farmers & Merchants Bank, announced today the completion of its previously-announced rights offering.  Under the terms of the rights offering, the Company distributed, at no charge to holders of its common stock as of 5:00 p.m., Eastern Time, on January 18, 2011, rights to purchase shares of the Company’s common stock at a subscription price of $13.25 per full share.  The rights offering expired at 5:00 p.m., Eastern Time, on March 11, 2011.  As a result of the rights offering, the Company generated approximately $2.3 million of net proceeds through the issuance of 179,699 new shares of the Company’s common stock.

Dean Withers, President & CEO commented “we’re pleased with the results of the rights offering to our existing shareholders. This additional capital further solidifies our status as a well-capitalized bank. When coupled with the liquidity we currently have available, this additional capital positions us well for future loan growth as the economy continues its recovery.”

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz